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                                                            EXHIBIT 99(a)(6)

FOR IMMEDIATE RELEASE
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Contact James Watts (619) 686-2025


San Diego, California (September 1, 1998). Oak Investors, LLC has announced that it has terminated its August 11, 1998 offer to purchase Units of Aetna Real Estate Associates, L.P. No Units were tendered and no Units will be purchased pursuant to the August 11, 1998 offer.